2015 Time-Based RSU Grant Overview
February 2015

This is a summary of the material terms and conditions of the 2015 Time-Based RSU Grants. The full Terms and Conditions of the 2015 Time-Based RSU Grants and the DIRECTV 2010 Stock Plan (the “Plan”) and Prospectus govern the awards. Capitalized terms not defined herein have the meaning assigned to them in the Plan or the Terms and Conditions.

TERM/CONCEPT	EXPLANATION
Company	DIRECTV and its Subsidiaries
Eligibility	Employees of DIRECTV and its Subsidiaries (the “Company”) at the level of Director and above are generally eligible for a 2015-2017 grant of Restricted Stock Units (RSUs).
Awards	DIRECTV Restricted Stock Units (RSUs or Units); distributed in DIRECTV (DTV) common stock
Time-Period	These RSUs vest over a specific time period of an employee’s Service. The Time-Period applicable to these RSUs is the three-year period: January 1, 2015 through December 31, 2017.
Service	Service shall mean the Participant’s continuous active service as an employee of the Company.
Share Distribution
After vesting at the end of the Time-Period, the shares will be distributed to you (minus applicable tax withholding) as soon as practicable.
Certain Qualifying Distributions after a Change In Control or CIC: If you are involuntarily terminated without Cause or due to Retirement or Long-Term Disability within 2 years following a CIC or if you terminate due to death during the Time-Period, your vested shares will be distributed as soon as practicable after your termination or death.
Upon distribution, the shares will be directly deposited into an account in your name with the Company's stock plan recordkeeper (currently Morgan Stanley Smith Barney). Account and tax information will be distributed shortly thereafter.

Taxes
Generally, your award is taxable at the time your DTV common stock, if any, is distributed to you.
The applicable withholding taxes are due upon distribution, whether or not you sell your shares at that time. The Company will generally withhold shares of stock to satisfy the applicable tax withholdings, so you will receive shares net of tax withholdings.
Please consult with your personal tax or financial advisor for specific information regarding the tax consequences of your award.

Continued Employment
Continued Service through the end of the Time-Period is required as a condition of receiving a distribution under your award. Partial employment or Service, even if substantial, during the Time-Period will not entitle you to any proportionate award, or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or Service except as otherwise provided in the sections below.

Impact of Termination	If you terminate for any reason within the first eleven months of a Time-Period (or for any reason during a Time-Period that is less than eleven months in duration), your award will be forfeited.
Resignation or Term for Cause	If you resign from the Company during the Time-Period or are terminated for Cause at any time prior to distribution date, you forfeit your award.

TERM/CONCEPT	EXPLANATION
Term Without Cause (e.g., Layoff) Retirement * Long-Term Disability or Death
If you terminate without Cause, or due to Retirement, Long-Term Disability or death on or after the end of the first eleven months of a Time-Period or , on or after the end of the first month of a Time-Period and coincident with the close and up to and including the second anniversary of a Change in Control of the Company, you will vest in the product of (x) the number of months of Service completed during the Time-Period, including the month of termination, divided by the total number of months in the Time-Period, and (y) the total number of RSUs under your award.
Any vested shares will be distributed as soon as practicable in the year following the end of the Time-Period, except for termination due to death, when the vested shares will be distributed as soon as practicable after your death.

Impact of Leave of Absence
Absence from work caused by military service, authorized sick leave, or other leave approved by the Company will not be considered a termination of employment or Service by the Company if reemployment upon the expiration of the leave is required by contract or law, or if the leave is for a period of not more than 90 days. The Company reserves the right to adjust grants for employees on leave in excess of 90 days.

Termination of Merger
If the merger transaction contemplated between AT&T and DIRECTV does not close on or before November 13, 2015, the CEO may determine that 2/3rds of the RSUs under this Award will convert to Performance-based RSUs with a Performance Period of January 1, 2016 to December 31, 2017. At or before such conversion, the CEO will determine the specific performance measures and methods of determining the number of Performance-based RSUs that may be distributed.

Open Windows and Trading Blackouts
All employees are subject to Company policy that restricts transactions in Company securities, such as shares of common stock. Certain employees, including VPs and above and those who have routine access to material non-public information about the Company, are subject to further restrictions in savings plans and at Morgan Stanley Smith Barney, whereby they can only trade DTV common stock during specified times. Please refer to the Securities and Insider Trading Policy found on CORE under Policies and Procedures (https://core.directv.com/docs/DOC-35547).

* Retirement means termination of employment at age 55 or older, with 5 or more years of Continuous Service as defined by the Pension Plan.

FAQs -Time-Based RSU Grant

1.	What is a Restricted Stock Unit (RSU)?
An RSU is a right to a share of stock that has certain restrictions placed upon receiving it. In this case, the restriction is time-based. If you meet the service criteria at the end of the Time-Period, the units are distributed to you as shares of DTV common stock.

2.	How is this award different from a stock option?

This award is the right to earn actual shares of stock, while stock options are a right to buy stock at a specified price. Once your award is vested, you own the shares of stock. With a stock option, you still have to purchase the stock at the grant price to own it.

3.	Why are stock awards being given this year?

DIRECTV provides long-term incentives to increase the value of the Company to shareholders over a period of time. We believe that stock awards provide the incentive needed to take actions and make decisions daily and over the longer term that benefit our shareholders. Based on prior negotiations with AT&T and per the Merger Agreement, we are awarding time-based RSUs this year, rather than the usual performance-based RSUs.

4.	What is my award worth? What happens if the stock price increases or declines?

The value of each of your shares is always equal to the current market value of a share of DTV stock. Therefore, if the stock price appreciates, the value of your award increases. If the value of DTV shares declines, the value of your award is reduced. Unlike a stock option, this stock award will always retain some value as long as DTV stock has market value, while a stock option has no value if the stock price drops below the option’s grant price.

5.	How will I receive my shares?
Any shares that you earn will be directly deposited into an account in your name with the Company’s stock plan recordkeeper (currently Morgan Stanley Smith Barney) as soon as practicable after the end of the Time-Period.

6.	Do awards affect employee benefits?

No. When your award is distributed, it is not considered “compensation” for any benefit plan.

7.	How is this award taxed?
Generally, your award becomes taxable at the time your DTV stock, if any, is distributed to you (assuming service criteria are met). The market value of the shares upon distribution is considered taxable compensation subject to federal and state/local income taxes, as well as applicable FICA Social Security and Medicare taxes. Other taxes such as California SDI may also apply. The amount of taxable compensation is reported on your IRS Form W-2.

The Company will withhold shares of stock from your distribution to satisfy the applicable required tax withholdings. You will receive shares net of taxes. Please consult with your personal tax or financial advisor for specific information on how this may affect you.

8.	What’s the tax basis of my shares for selling at a later date?
The tax basis will be reported to you around the time of share distribution.

9.	What happens to my award if I leave the Company?

The impact on your award depends on how and when you leave the Company. If you resign from the Company during the Time-Period or are terminated for Cause any time prior to applicable distribution date, you forfeit your award. If you terminate for any reason within the first eleven months of a Time-Period (or for any reason during a Time-Period that is less than eleven months in duration), you forfeit your award.

If you terminate due to termination without cause (layoff), retirement, long-term disability, or death on or after the end of the first eleven months of a Time-Period that exceeds eleven months in duration, you will vest in the product of (x) the number of months of Service completed during the Time-Period, including the month of termination, divided by the total number of months in the Time-Period, and (y) the total number of RSUs under your award.

Certain Qualifying Distributions after a Change In Control or CIC: If you are involuntarily terminated without Cause or due to Retirement or Long-Term Disability within 2 years following a CIC or if you terminate due to death during the Time-Period, your vested shares will be distributed as soon as practicable after your termination or death.

Any vested shares will be distributed as soon as practicable in the year following the end of the Time-Period, except for termination due to death or termination under the above paragraph, when the vested shares will be distributed as soon as practicable after your death or applicable termination.

10.	How do I track the value of my RSUs?
The value of an RSU is equal to the current market value of DTV stock, so you can track the stock price through a number of newspaper and on-line sources (e.g., The DEN, directvTotalPicture.com, Yahoo Financial quotes). You may also login to your account at Morgan Stanley Smith Barney.

11.	What if the AT&T and DIRECTV merger does not close?
If the merger does not close on or before November 13, 2015, the CEO may determine that 2/3rds of the RSUs under this Award will convert to Performance-based RSUs with a Performance Period of January 1, 2016 to December 31, 2017 and, if such conversion occurs, the CEO will determine the specific performance measures at that time.

12.	Where can I view information about my grant(s)?
Information about your RSUs is available online with Morgan Stanley Smith Barney Stock Plan Services. The Stock Plan Services website will allow you to review account information. Morgan Stanley Smith Barney will email you logon instructions to access your online account on www.benefitaccess.com. If you have any questions, please contact the Morgan Stanley Smith Barney Help Desk at 888-316-8817 during the hours of 8 a.m. ET and 5 p.m. ET, Monday through Friday on all days the stock exchanges are open. The full Terms and Conditions of the Time-Based RSU Grants and the DIRECTV 2010 Stock Plan can be found on directvTotalPicture under Resources > Forms/Documents.

13.	Who do I contact regarding any additional questions?
Contact your Human Resources Business Partner if you have additional questions.

14.	Who do I contact if I want to give formal notice to the Plan?
Any notice to be given under the terms of the Plan shall be in writing and addressed to DIRECTV at 2230 E. Imperial Hwy, El Segundo, CA, 90245, Attention: Stock Plan Committee.